CORTEVA agriscience

News Release 3Q 2021

Corteva Reports Third Quarter and Year-to-Date 2021 Results, Affirms Full-Year Guidance

WILMINGTON, Del., November 3, 2021 – Corteva, Inc. (NYSE: CTVA) ("Corteva" or the "Company") today reported financial results for the third quarter and nine months ended September 30, 2021.

3Q 2021 Results Overview

	Net Sales	Income from Cont. Ops (After Tax)	EPS
GAAP vs. 3Q 2020	$2.4B +27%	$36M +109%	$0.05 +110%
	Organic[1] Sales	Operating EBITDA[1]	Operating EPS[1]
NON-GAAP vs. 3Q 2020	$2.3B +24%	$(51)M +72%	$(0.14) +64%

YTD 2021 Results Overview

	Net Sales	Income from Cont. Ops (After Tax)	EPS
GAAP vs. YTD 2020	$12.2B +11%	$1.7B +154%	$2.23 +162%
	Organic[1] Sales	Operating EBITDA[1]	Operating EPS[1]
NON-GAAP vs. YTD 2020	$12.0B +9%	$2.31B +25%	$2.06 +41%

Third Quarter 2021 Highlights

- Net Sales for the third quarter 2021 increased 27% versus prior year, led by Latin America and North America[2]. Organic[1] sales rose 24% in the same period, with volume and price gains on continued penetration of new technology and strong execution globally.
- Crop Protection net sales grew 22% and organic[1] sales increased 19% for the third quarter. All regions delivered sales gains during the quarter in the segment. Sales of new products drove volume improvement, led by Isoclast™ insecticide. Price gains reflected strong execution.
- Seed net sales increased 41% and organic[1] sales grew 37% compared to the year-ago period. Volume increases were broad-based, led by North America. Price was up 19% globally, driven by continued strength in Latin America and fewer corn replant units in North America.
- GAAP income and earnings per share (EPS) from continuing operations were $36 million and $0.05 per share for the third quarter 2021, respectively.
- Volume gains and strong price execution in both segments drove Operating EBITDA[1] improvement of 72%, as compared to the same period last year.
- The Company's continued productivity progress in the third quarter partially offset the impact of ongoing raw material cost inflation and other market-driven headwinds.
- The Company affirmed previously provided Operating EBITDA[1] guidance[3] in the range of $2.5 billion and $2.6 billion. Corteva increased its net sales guidance to be in the range of $15.5 billion and $15.7 billion and increased Operating EPS[1] guidance to be in the range of $2.05 and $2.15 per share.

1. Organic Sales, Operating EPS and Operating EBITDA are non-GAAP measures. See page A-6 for further discussion. 2. North America is defined as U.S. and Canada. EMEA is defined as Europe, Middle East and Africa. 3. The Company does not provide the most comparable GAAP measure on a forward-looking basis. See page 6 for further discussion. 4. Enlist E3™ soybeans are jointly developed by Corteva Agriscience LLC and MS Technologies™ 5. Launches pending all applicable regulatory reviews and approvals. 6. Shares of the Company's common stock may be repurchased periodically in open-market or private transactions. The actual timing, number and value of shares repurchased under the Company's authorized share repurchase program will be determined by management at its discretion and will depend on a variety of factors including the market price of Corteva common stock, general market and economic conditions, applicable legal requirements and other business considerations.

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News Release 3Q 2021 2 Company Update Enlist™ Weed Control System Further Bolstered by Conkesta E3™4 Approval • Launched Enlist E3™4 soybeans in Brazil, Uruguay and Argentina and launched Conkesta E3™4 in Brazil – initiated customer trials in the region, with technology expected to strengthen Latin America soybeans position • Anticipate strong product performance for Enlist E3™4 soybeans in the U.S. markets for the 2021 season based on initial reports, with higher expected demand going into 2022 • Expect Enlist™ weed control system to deliver greater than $800 million in revenue for the full year 2021 – on track to nearly double 2020 performance Continued Ramp-up of New Crop Protection Products Reinforces Portfolio Strength • Delivered sales increases on new Crop Protection products – up $335 million versus 2020 YTD, reflecting increases in all regions and indications • Continued to drive progress on new Crop Protection launches5, with first registration of Adavelt™ fungicide achieved ahead of expectations • Strengthened position in high-value sectors, such as nutrient management and biologicals – expect 17 biological technologies to launch5 in 2021 and 2022, spanning every region Pricing, Productivity and Supply Chain Execution Enable Margin Expansion • Actively managing market-driven cost headwinds on key raw materials through strong price execution and productivity actions to deliver margin improvement • Multi-industry freight and logistics challenges resulted in increased lead times and costs, as demand remained elevated and services remain contracted • Mitigating impact of sustained external-driven supply challenges and maximizing operational agility via flexible sourcing strategy in Crop Protection, together with integrated global Seed production network Reinforcing Commitment to Deliver Shareholder Value • Reaffirmed mid-term targets on early 2022 expectations for continued technology ramp-up and geographic advantages, reflecting market strength and Corteva execution • Returned approximately $1 billion to shareholders during the first three quarters via dividends and share repurchases • Company now expects to deliver at least $1.3 billion to shareholders for the full year, including at least $900 million in share repurchases6 Chuck Magro Appointed Chief Executive Officer Proven leader with extensive global agriculture experience Chuck Magro was appointed the Company’s new Chief Executive Officer, effective November 1, 2021. He also joins Corteva’s Board of Directors. Mr. Magro most recently served as Chief Executive Officer of Nutrien. His background includes extensive experience leading diversified global agriculture companies and includes a proven track record of delivering solid profitable growth for shareholders through competitively advantaged and market-driven technology portfolios. Mr. Magro succeeds James C. Collins Jr., who will work with Mr. Magro to assure a smooth transition.

News Release 3Q 2021

Summary of Year-to-Date 2021

For the nine months ending September 30, 2021, net sales increased 11% versus the same period last year. Organic[1] sales rose 9%. Sales increased in all regions on a reported and organic[1] basis, with double-digit organic[1] gains in Latin America.

Volume grew 6% versus the prior-year period, with gains in both segments led by ongoing penetration of new technology. Sales of new and differentiated Crop Protection products drove double-digit net sales gains for the segment, with an organic[1] sales increase of 13%.

Seed net sales rose 8% for the year-to-date period, primarily driven by increased North America[2] planted area and share gains in the Brazil Safrinha season.

Price increased 3% versus prior year, with gains in both segments and all regions. Higher prices reflect ongoing execution on a price-for-value strategy globally and pricing for higher raw material and logistical costs.

GAAP income from continuing operations after income taxes was $1.7 billion year-to-date in 2021. Operating EBITDA[1] for the period was $2.31 billion, up 25% compared to prior year.

($ in millions, except where noted)	3Q 2021	3Q 2020	% Change	% Organic[1] Change
Net Sales	$2,371	$1,863	27%	24%
North America	$590	$487	21%	20%
EMEA	$390	$315	24%	19%
Latin America	$1,097	$805	36%	31%
Asia Pacific	$294	$256	15%	16%

($ in millions, except where noted)	YTD 2021	YTD 2020	% Change	% Organic[1] Change
Net Sales	$12,176	$11,010	11%	9%
North America	$6,175	$5,818	6%	5%
EMEA	$2,702	$2,425	11%	7%
Latin America	$2,203	$1,754	26%	27%
Asia Pacific	$1,096	$1,013	8%	7%

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News Release 3Q 2021

Crop Protection Summary

Crop Protection net sales were approximately $1.6 billion in the third quarter of 2021 compared to approximately $1.3 billion in the third quarter of 2020. The sales increase was driven by a 16% increase in volume, a 3% increase in price and a 3% favorable impact from currency.

Volume growth was driven by continued penetration of new products, including Isoclast™ insecticide and Arylex™ herbicide, coupled with strong customer demand and an accelerated start to the season in Latin America, which shifted an estimated $100 million in sales from the fourth quarter. Gains were partially offset by an approximate $70 million impact from the decision to phase out select low-margin products.

The increase in price was driven by gains in Latin America. Favorable currency impacts were primarily from the Brazilian Real.

Segment Operating EBITDA was $206 million in the third quarter of 2021, up 58% from the third quarter of 2020. Volume gains from new products, favorable mix, productivity actions, and continued pricing execution more than offset higher costs, including raw materials and SG&A.

($ in millions, except where noted)	3Q 2021	3Q 2020	% Change	% Organic[1] Change
North America	$422	$390	8%	8%
EMEA	$237	$198	20%	17%
Latin America	$763	$559	36%	31%
Asia Pacific	$211	$193	9%	10%
Total 3Q Crop Protection Net Sales	$1,633	$1,340	22%	19%

Crop Protection net sales were approximately $5.2 billion for the first nine months of 2021 compared to approximately $4.5 billion in the first nine months of 2020. The increase was due to a 9% increase in volume, a 4% increase in price and a 3% favorable impact from currency, partially offset by a 1% unfavorable portfolio impact.

Volume growth was led by continued penetration of new products, including Arylex™ herbicide and Isoclast™ insecticide. These volume gains were partially offset by an approximate $200 million impact from our decision to phase out select low-margin products.

The increase in price was largely driven by gains in Latin America and North America, including pricing for higher raw material and logistical costs. Favorable currency impacts were primarily from the Euro. The portfolio impact was driven by prior-year divestitures in Asia Pacific.

Segment Operating EBITDA was $897 million for the first nine months of 2021, up 32% from the first nine months of 2020. Continued penetration of new products, favorable mix, ongoing cost and productivity actions, and a favorable impact from currency more than offset higher input costs, including raw material and logistics costs. Segment Operating EBITDA margin improved by more than 230 basis points versus the prior-year period.

($ in millions, except where noted)	YTD 2021	YTD 2020	% Change	% Organic[1] Change
North America	$1,693	$1,528	11%	10%
EMEA	$1,304	$1,163	12%	6%
Latin America	$1,361	$1,086	25%	25%
Asia Pacific	$808	$717	13%	11%
Total YTD Crop Protection Net Sales	$5,166	$4,494	15%	13%

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News Release 3Q 2021

Seed Summary

Seed net sales were $738 million in the third quarter of 2021, up from $523 million in the third quarter of 2020. The increase was due to a 19% increase in price, an 18% increase in volume and a 4% favorable impact from currency.

The increase in price was led by strong execution in Latin America coupled with fewer corn replant units in North America. Higher volumes were driven by lower corn and cotton returns in North America, coupled with higher other seed sales in India. These volume gains were partially offset by robust early demand for corn in Latin America and an early settlement of the canola season in Canada, which shifted approximately $80 million of sales into the second quarter.

Favorable currency impacts were primarily driven by the South African Rand and the Brazilian Real.

Segment Operating EBITDA was $(217) million in the third quarter of 2021, an improvement of 23% compared to prior year. Continued price execution, higher volumes, lower royalties, and ongoing cost and productivity actions more than offset higher costs including commodity costs and SG&A.

($ in millions, except where noted)	3Q 2021	3Q 2020	% Change	% Organic[1] Change
North America	$168	$97	73%	71%
EMEA	$153	$117	31%	22%
Latin America	$334	$246	36%	32%
Asia Pacific	$83	$63	32%	32%
Total 3Q Seed Net Sales	**$738**	**$523**	**41%**	**37%**

Seed net sales were approximately $7.0 billion for the first nine months of 2021, up from approximately $6.5 billion in the year-ago period. The increase was due to a 4% increase in volume, a 3% increase in price and a 1% favorable impact from currency.

The increase in volume was driven by higher soybean and corn sales in North America, market share gains in Brazil Safrinha, and canola growth in Canada. Price gains were driven by strong adoption of new Seed technology, including price execution in Latin America and EMEA, with corn price up 4% globally. These gains were partially offset by competitive pricing pressure in North America soybeans, where price was down 3%. Favorable currency impacts primarily from the Canadian Dollar and the Euro more than offset unfavorable impacts from the Brazilian Real.

Segment Operating EBITDA was $1.5 billion for the first nine months of 2021, up 21% from the prior year. Continued price execution, volume gains, lower royalties, ongoing cost and productivity actions, and lower bad debt expense more than offset higher input costs and higher freight and warehousing costs. Segment Operating EBITDA margin improved by more than 240 basis points versus the prior-year period.

($ in millions, except where noted)	YTD 2021	YTD 2020	% Change	% Organic[1] Change
North America	$4,482	$4,290	4%	3%
EMEA	$1,398	$1,262	11%	8%
Latin America	$842	$668	26%	30%
Asia Pacific	$288	$296	(3)%	(4)%
Total YTD Seed Net Sales	**$7,010**	**$6,516**	**8%**	**7%**

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News Release 3Q 2021 6 Updated 2021 Outlook The Company increased its previously provided net sales guidance3 for the full year 2021 and now expects net sales in the range of $15.5 billion to $15.7 billion, which at the mid-point represents expected net sales growth of approximately 10% for the year. Operating EBITDA1 guidance was affirmed in the range of $2.5 billion to $2.6 billion – representing growth of 22% for the year at the midpoint. Operating EPS1 guidance was increased to $2.05 to $2.15 per share, which represents 40% growth at the midpoint. The Company is not able to reconcile its forward-looking non-GAAP financial measures to its most comparable U.S. GAAP financial measures, as it is unable to predict with reasonable certainty items outside of its control, such as Significant Items, without unreasonable effort. Third Quarter Conference Call The Company will host a live webcast of its third quarter 2021 earnings conference call with investors to discuss its results and outlook tomorrow, November 4, 2021, at 9:00 a.m. ET. The slide presentation that accompanies the conference call is posted on the Company’s Investor Events and Presentations page. A replay of the webcast will also be available on the Investor Events and Presentations page. About Corteva Corteva, Inc. (NYSE: CTVA) is a publicly traded, global pure-play agriculture company that provides farmers around the world with the most complete portfolio in the industry – including a balanced and diverse mix of seed, crop protection and digital solutions focused on maximizing productivity to enhance yield and profitability. With some of the most recognized brands in agriculture and an industry-leading product and technology pipeline well positioned to drive growth, the company is committed to working with stakeholders throughout the food system as it fulfills its promise to enrich the lives of those who produce and those who consume, ensuring progress for generations to come. Corteva became an independent public company on June 1, 2019 and was previously the Agriculture Division of DowDuPont. More information can be found at www.corteva.com. Follow Corteva on Facebook, Instagram, LinkedIn, Twitter and YouTube. Cautionary Statement About Forward-Looking Statements This communication contains forward-looking statements and other estimates within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, which are intended to be covered by the safe harbor provisions for forward- looking statements and other estimates contained in the Private Securities Litigation Reform Act of 1995, and may be identified by their use of words like “guidance”, “plans,” “expects,” “will,” “anticipates,” “believes,” “intends,” “projects,” “estimates,” “outlook,” or other words of similar meaning. All statements that address expectations or projections about the future, including statements about Corteva’s strategy for growth, product development, regulatory approval, market position, anticipated benefits of recent acquisitions, timing of anticipated benefits from restructuring actions, outcome of contingencies, such as litigation and environmental matters, expenditures, and financial results, as well as expected benefits from, the separation of Corteva from DowDuPont, are forward looking statements. Forward-looking statements are based on certain assumptions and expectations of future events which may not be accurate or realized. Forward- looking statements also involve risks and uncertainties, many of which are beyond Corteva’s control. While the list of factors presented below is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Corteva’s business, results of operations and financial condition. Some of the important factors that could cause Corteva’s actual results to differ materially from those projected in any such forward-looking statements include: (i) failure to obtain or maintain the necessary regulatory approvals for some Corteva’s products; (ii) failure to successfully develop and commercialize Corteva’s pipeline; (iii) effect of the degree of public understanding and acceptance or perceived public acceptance of Corteva’s biotechnology and other agricultural products; (iv) effect of changes in agricultural and related policies of governments and international organizations; (v) effect of competition and consolidation in Corteva’s industry; (vi) effect of competition from manufacturers of generic products; (vii) costs of complying with evolving regulatory requirements and the effect of actual or alleged violations of environmental laws or permit requirements; (viii) effect of climate change and unpredictable seasonal and weather factors; (ix) risks related to oil and commodity markets; (x) competitor’s establishment of an intermediary platform for distribution of Corteva's products; (xi) impact of Corteva’s dependence on third parties with respect to certain of its raw materials or licenses and commercialization; (xii) effect of industrial espionage and other disruptions to Corteva’s supply chain, information technology or network systems; (xiii) effect of volatility in Corteva’s input costs; (xiv) failure to realize the anticipated benefits of the internal reorganizations taken by DowDuPont in connection with the spin-off of Corteva and other cost savings initiatives; (xv) failure to raise capital through the capital markets or short-term borrowings on terms acceptable to Corteva; (xvi) failure of Corteva’s customers to pay their debts to Corteva, including customer financing programs; (xvii) increases in pension and other post-employment benefit plan funding obligations; (xviii) risks related to the indemnification obligations of legacy EID liabilities in connection with the separation of Corteva; (xix) effect of compliance with laws and requirements and adverse judgments on litigation; (xx) risks related to Corteva’s global operations; (xxi) failure to effectively manage acquisitions, divestitures, alliances and other portfolio actions; (xxii) risks related to COVID-19; (xxiii) risks related to activist stockholders; (xxiv) Corteva’s intellectual property rights or defend against intellectual property claims asserted by others; (xxv) effect of counterfeit products; (xxvi) Corteva’s dependence on intellectual property cross-license agreements; (xxvii) other risks related to the Separation from DowDuPont; (xxvii) risks related to the Biden executive order Promoting Competition in the American Economy; and (xxix) risks associated with our CEO transition. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of Corteva’s management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Corteva disclaims and does not undertake any obligation to update or revise any forward-looking statement or other estimate, except as required by applicable law. A detailed discussion of some of the significant risks and uncertainties which may cause results and events to differ materially from such forward-looking statements or other estimates is included in the “Risk Factors” section of Corteva’s Annual Report on Form 10-K, as modified by subsequent Quarterly Reports on Forms 10-Q and Current Reports on Form 8-K.

News Release 3Q 2021 7 Regulation G (Non-GAAP Financial Measures) This earnings release includes information that does not conform to U.S. GAAP and are considered non-GAAP measures. These measures may include organic sales, organic growth (including by segment and region), operating EBITDA, operating earnings per share, and base tax rate. Management uses these measures internally for planning and forecasting, including allocating resources and evaluating incentive compensation. Management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide additional, useful information to investors as they provide insight with respect to ongoing operating results of the Company and a useful comparison of year over year results. These non-GAAP measures supplement the Company’s U.S. GAAP disclosures and should not be viewed as an alternative to U.S. GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures starting on page A-5 of the Financial Statement Schedules. Corteva is not able to reconcile its forward-looking non-GAAP financial measures to their most comparable U.S. GAAP financial measures, as it is unable to predict with reasonable certainty items outside of the Company’s control, such as Significant Items, without unreasonable effort. For Significant items reported in the periods presented, refer to page A-10 of the Financial Statement Schedules. Beginning January 1, 2020, the Company presents accelerated prepaid royalty amortization expense as a significant item. Accelerated prepaid royalty amortization represents the noncash charge associated with the recognition of upfront payments made to Monsanto in connection with the Company’s non-exclusive license in the United States and Canada for Monsanto’s Genuity® Roundup Ready 2 Yield® Roundup Ready 2 Xtend® herbicide tolerance traits. During the five-year ramp-up period of Enlist E3TM, Corteva is expected to significantly reduce the volume of products with the Roundup Ready 2 Yield® and Roundup Ready 2 Xtend® herbicide tolerance traits beginning in 2021, with expected minimal use of the trait platform after the completion of the ramp-up. Additionally, on February 1, 2021, Corteva approved restructuring actions designed to right-size and optimize footprint and organizational structure according to the business needs in each region with the focus on driving continued cost improvement and productivity. The restructuring actions are expected to be substantially complete in 2021. Organic sales is defined as price and volume and excludes currency and portfolio impacts. Operating EBITDA is defined as earnings (i.e., income from continuing operations before income taxes) before interest, depreciation, amortization, non-operating benefits, net and foreign exchange gains (losses) net, and net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting, excluding the impact of significant items (including goodwill impairment charges). Non-operating benefits, net consists of non-operating pension and other post-employment benefit (OPEB) credits, tax indemnification adjustments, environmental remediation and legal costs associated with legacy businesses and sites of Historical DuPont. Tax indemnification adjustments relate to changes in indemnification balances, as a result of the application of the terms of the Tax Matters Agreement, between Corteva and Dow and/or DuPont that are recorded by the Company as pre-tax income or expense. Operating earnings per share are defined as “Earnings per common share from continuing operations - diluted” excluding the after-tax impact of significant items (including goodwill impairment charges), the after tax impact of non-operating benefits, net, and the after-tax impact of amortization expense associated with intangible assets existing as of the Separation from DowDuPont, and the after-tax impact of net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting. Although amortization of the Company’s intangible assets is excluded from these non-GAAP measures, management believes it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in amortization of additional intangible assets. Net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting represents the non-cash net gain (loss) from changes in fair value of certain undesignated foreign currency derivative contracts. Upon settlement, which is within the same calendar year of execution of the contract, the net gain (loss) from the changes in fair value of the non-qualified foreign currency derivative contracts will be reported in relevant non-GAAP financial measures, allowing quarterly results to reflect the economic effects of the foreign currency derivative contracts without the resulting unrealized mark to fair value volatility. Base tax rate is defined as the effective tax rate excluding the impacts of foreign exchange gains (losses) net, non-operating benefits, net, amortization of intangibles as of the Separation from DowDuPont, and significant items (including goodwill impairment charges). ® TM Corteva Agriscience and its affiliated companies. 11/03/2021 Media Contact Kasey Anderson +1 317-337-4478 kasey.anderson@corteva.com Investor Contact Jeff Rudolph +1 302-485-3704 jeff.rudolph@corteva.com